Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated February 21, 2013 relating to the consolidated financial statements of Abengoa, S.A. as of and for the year ended December 31, 2012 appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE, S.L.

Seville, Spain

April 24, 2013